EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 22, 2023

To the Benefits Administration Committee

BMO Financial Corp.

We consent to the incorporation by reference in Registration Statement No. 333-177579 of Bank of Montreal on Form S-8 of our report dated June 22, 2023, appearing in this Annual Report on Form 11-K of the Employees’ 401(k) Savings Plan of Bank of Montreal/Harris as of, and for the year ended, December 31, 2022.

/s/ GJC CPA’S & ADVISORS

Chicago, Illinois

Bank America Tower	PNC Center	Buhl Building
110 N. Wacker Drive	201 E. Fifth Street	535 Griswold Street
Suite 2500	Suite 1900-1239	Suite 1200
Chicago, Illinois 60606	Cincinnati, Ohio 45202	Detroit, Michigan 48226
Tel: (872) 465-1330	Tel: (513) 766-9415	Tel: (313) 965-2655
Fax: (833) 452-2727	Fax: (833) 452-2727	Fax: (833) 452-2727

An Independent Member of the BDO Alliance USA